EXHIBIT 99.1

Media contact: Thomas Becher, (914) 701-8400
Investor contact: Bill Bradley (914) 701-8395

Atlas Air Worldwide Holdings Announces Extension of Forbearance Agreement
Between Atlas Air and EETC Holders

PURCHASE, N.Y., August 29, 2003 — Atlas Air Worldwide Holdings, Inc. [NYSE: CGO] today announced that, in light of progress being made in negotiations with the holders of a majority of Atlas Air, Inc. Class A Enhanced Equipment Trust Certificates (EETCs), the holders have agreed to extend a previously announced forbearance agreement.

This extension, from Aug. 31 to Sept. 12, 2003, enables Atlas Air to continue to negotiate a restructuring of its EETC financing transactions. All other terms of the original forbearance agreement remain in effect.

The EETCs were issued in 1998, 1999 and 2000 to finance Atlas Air’s initial fleet of 12 Boeing 747-400 freighter aircraft.

Atlas Air Worldwide Holdings, the parent company of Atlas Air, Inc. and Polar Air Cargo, Inc., offers its customers a complete line of freighter services, including ACMI (Aircraft, Crew, Maintenance, and Insurance) contracts, charter services and time-definite, airport-to-airport scheduled airfreight service with a fleet of Boeing 747 freighters. Learn more at www.atlasair.com.

This press release contains forward-looking statements that involve assumptions, risks and uncertainties that could result in actual results differing materially from expected results. Forward-looking statements represent the Company’s expectations and beliefs concerning future events, based on information available to the Company at the date of this press release. Some factors that could significantly affect the Company’s restructuring initiatives include, without limitation, the economic environment of the airline industry, the Company’s ability to negotiate restructured obligations with its creditors and lessors, the success of the Company’s cost-cutting initiatives in enhancing profitability and the economic environment in general. Investors should not place undue reliance on the forward-looking information contained herein, which speaks only as of the date of this press release. The Company disclaims any intent or obligation to update or alter any of the forward-looking statements, whether in response to new information, unforeseen events, changed circumstances or otherwise.

###